UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF KDP
On August 24, 2025, KDP entered into the merger protocol with JDE Peet’s N.V. (“JDE Peet’s”) (the “Merger Protocol”). Pursuant to the Merger Protocol, on January 15, 2026, KDP and its wholly owned subsidiary, Kodiak BidCo B.V. (“Kodiak BidCo”), commenced a tender offer (the “Offer”) to acquire all of the issued and outstanding ordinary shares of JDE Peet’s (the “Shares”), excluding treasury shares of JDE Peet’s, for €31.85 per share in cash, without interest (the “JDE Peet’s Acquisition”).
On March 27, 2026, the Company, Kodiak BidCo, and JDE Peet’s jointly announced that the remaining conditions under the Offer had been satisfied or waived and that Kodiak BidCo had declared the Offer unconditional. In accordance with the terms of the Offer, on April 1, 2026, Kodiak BidCo made a payment of €31.85 per Share and accepted the transfer of all Shares tendered prior to or on March 27, 2026, representing 96.22% of the Shares. The total aggregate consideration for such Shares was approximately €14.86 billion. The post-closing acceptance period expired on April 13, 2026 (the “Post-Closing Acceptance Period”), and the Company acquired additional shares on April 15, 2026, representing an additional 1.61% of the Shares. Altogether, the total Shares acquired represent 97.75% of the issued and outstanding ordinary shares of JDE Peet’s.
The Company used the net proceeds from the following financing transactions, together with cash on hand, to fund the JDE Peet’s Acquisition and pay related fees and expenses:
•Notes Offerings. On March 26, 2026, Maple Parent Holdings Corp., a wholly owned subsidiary of KDP, completed its previously announced private offerings of €3.0 billion euro denominated notes (the “Euro Notes”) and $2.55 billion USD denominated notes (the “USD Notes” and, together with the Euro Notes, the “Notes”). The Euro Notes consist of €600 million aggregate principal amount of 3.495% notes due 2028 (the “2028 Notes”), €800 million aggregate principal amount of 3.881% notes due 2030 (the “2030 Notes”), €800 million aggregate principal amount of 4.224% notes due 2032 (the “2032 Notes”) and €800 million aggregate principal amount of 4.728% notes due 2035 (the “2035 Notes”). The USD Notes consist of $550 million aggregate principal amount of 4.750% notes due 2029 (the “2029 Notes”), $600 million aggregate principal amount of 5.050% notes due 2031 (the “2031 Notes”), $700 million aggregate principal amount of 5.700% notes due 2036 (the “2036 Notes”) and $700 million aggregate principal amount of 6.625% notes due 2056 (the “2056 Notes”).
•Preferred Investment. On March 30, 2026, KDP issued and sold, for an aggregate purchase price of $4.5 billion (the “Preferred Investment”), 4,500,000 shares of its newly created Series A Convertible Perpetual Preferred Stock (the “Convertible Preferred Stock”), par value, $0.01 per share, at a price of $1,000 per share, pursuant to an Investment Agreement, dated as of October 27, 2025, by and among the Company, Pour Purchaser L.P., AP Pour Holdings, L.P. and certain other investors party thereto (collectively with any other investor that becomes party thereto, the “Preferred Investors”).
•JV Investment. On March 30, 2026, KDP sold a 49% limited partnership interest in Keurig JV, LP (the “Pod Manufacturing JV”), which owns or otherwise has access to KDP’s assets and facilities used in the manufacture of K-Cup pods and other unbrewed single-serve beverages in the United States and Canada, to an investment vehicle (the “JV Investor Partner”) managed or advised by each of Apollo Global Management, Inc., KKR & Co. Inc. and Goldman Sachs Asset Management L.P. for $4 billion.
•Delayed Draw Term Loan. On December 18, 2025, KDP entered into a delayed draw term loan agreement (as amended, the “Delayed Draw Term Loan Agreement”) providing for a 364-day senior unsecured term loan facility in an aggregate amount not to exceed €10.35 billion. On March 6, 2026, KDP amended the Delayed Draw Term Loan Agreement to add Maple Parent Holdings Corp., a direct wholly-owned subsidiary of KDP that is included in KDP Coffee Co, as a co-borrower under the facility, to extend the maturity of €2.6 billion of the facility to a date that is 15 months from the date of the initial draw under the facility, and to permit KDP to be released as a borrower under the Delayed Draw Term Loan Agreement upon completion of the Separation. In the first quarter of 2026, the Delayed Draw Term Loan Agreement facility was reduced by approximately €6.464 billion as a result of the issuance of the Notes, the completion of the Preferred Investment and the JV Investment (each as defined below). On March 30, 2026, Maple Parent Holdings Corp. borrowed €3.15 billion under the facility.

Unless specified otherwise, the term “Debt Financing Transactions” refers to the Delayed Draw Term Loan Agreement and the Notes; the term “Equity Financing Transactions” refers to the Preferred Investment and the JV Investment (together with the Debt Financing Transactions, the “Financing Transactions”); the term “Financing Transactions” refers to both the Debt Financing Transactions and the Equity Financing Transactions; and the term “Transactions” refers to the consummation of the JDE Peet’s Acquisition, together with the Financing Transactions.
The following unaudited pro forma condensed combined financial information is based on or derived from the historical financial statements of KDP included in its annual report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”) and its quarterly report on Form 10-Q for the quarter ended March 31, 2026 (the “Quarterly Report”), and the historical financial statements of JDE Peet’s included as Exhibit 99.1 to the Current Report on Form 8-K/A of which this exhibit forms a part. The historical financial information of JDE Peet’s consists of an unaudited interim condensed statement of operations for the period from January 1, 2026 through March 31, 2026 and an unaudited condensed balance sheet as of March 31, 2026 that have been prepared solely for the purpose of this unaudited pro forma condensed combined financial information and in a manner consistent with the accounting policies applied by JDE Peet’s in its historical financial statements for the fiscal year ended December 31, 2025.
The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives effect to adjustments reflecting the accounting for the JDE Peet’s Acquisition as if those adjustments were made on March 31, 2026. The unaudited pro forma condensed combined statements of income of KDP for the three months ended March 31, 2026 and year ended December 31, 2025, give effect to adjustments reflecting the accounting for the Transactions as if those adjustments were made on January 1, 2025. The unaudited pro forma condensed combined financial information combines the historical financial statements of KDP, prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), with the historical financial statements of JDE Peet’s, prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (the “IFRS Accounting Standards”). Certain adjustments have been made to JDE Peet’s historical financial statements to reflect the conversion from IFRS Accounting Standards to U.S. GAAP, align accounting policies and financial statement presentation to KDP, and to translate the historical financial statements from euro to U.S. Dollar.
The historical financial statements of KDP and JDE Peet’s have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to adjustments reflecting the accounting for the Transactions in accordance with U.S. GAAP (the “Transaction Accounting Adjustments”). The Transaction Accounting Adjustments are based upon currently available information and certain assumptions that KDP management believes are reasonable.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:
•The accompanying notes to the unaudited pro forma condensed combined financial information;
•The audited consolidated financial statements of KDP contained in the Annual Report and the related notes;
•The unaudited condensed consolidated financial statements of KDP contained in the Quarterly Report and the related notes; and
•The audited consolidated financial statements of JDE Peet’s included as Exhibit 99.1 to the Current Report on Form 8-K/A of which this exhibit forms a part.
The unaudited pro forma condensed combined financial information and the related notes are being presented for informational purposes only and do not purport to represent what KDP’s actual results of operations or financial position would have been had the Transactions been completed on the dates set forth above, nor are they necessarily indicative of KDP’s future results of operations or financial position for any future period.
The following unaudited pro forma condensed combined financial information and related notes have been prepared to give the effect to the following:
•Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”), where assets and liabilities of JDE Peet’s will be recorded by KDP at their respective fair values at the date of completion of the JDE Peet’s Acquisition;

•Adjustments to reflect the Debt Financing Transactions used to fund a portion of the JDE Peet’s Acquisition, including related fees and expenses for the three months ended March 31, 2026 and the year ended December 31, 2025;
•Adjustments to reflect the Equity Financing Transactions used to fund a portion of the JDE Peet’s Acquisition, including related fees and expenses for the three months ended March 31, 2026 and the year ended December 31, 2025;
•Adjustments to reflect KDP’s transaction costs in connection with the JDE Peet’s Acquisition;
•Adjustments to reconcile JDE Peet’s historical financial statements prepared in accordance with IFRS Accounting Standards to U.S. GAAP;
•Adjustments to conform accounting policies and financial statement presentation of JDE Peet’s to those of KDP, based upon a preliminary assessment by KDP; and
•Adjustments to reflect the related tax effects for the preliminary Transaction Accounting Adjustments.
The Transaction Accounting Adjustments and unaudited pro forma condensed combined financial information are preliminary and are subject to change as additional information becomes available and additional analysis is performed. The preliminary Transaction Accounting Adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information and are prepared in accordance with Article 11 of Regulation S-X. KDP has performed a preliminary valuation of the fair value of JDE Peet’s assets and liabilities based on the data JDE Peet’s provided to KDP management since the closing of the JDE Peet’s Acquisition. A final determination of the fair value of JDE Peet’s acquired assets, non-controlling interests, and assumed liabilities will be performed as additional data is obtained during the measurement period. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact KDP’s statements of income; therefore the final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2026
(UNAUDITED)

(in millions)	KDP Historical (As Reported)	Historical JDE Peet’s as Converted (Note 2)	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$898	$825	$(10)	(a)	$1,713
Restricted cash and restricted cash equivalents	17,818	28	(17,558)	(b)	288
Trade accounts receivable, net	1,539	895	(14)	(c)	2,420
Inventories	1,829	2,214	361	(d)	4,404
Prepaid expenses and other current assets	1,048	661	—		1,709
Total current assets	23,132	4,623	(17,221)		10,534
Property, plant, and equipment, net	3,249	1,879	1,241	(e)	6,369
Equity method investments	1,703	—	—		1,703
Goodwill	20,210	14,472	(4,722)	(f)	29,960
Intangible assets, net	23,653	4,927	9,833	(g)	38,413
Other non-current assets	1,176	897	13	(h)	2,086
Deferred tax assets	17	181	—		198
Total assets	$73,140	$26,979	$(10,856)		$89,263
Liabilities, convertible preferred stock, and equity
Current liabilities:
Accounts payable	$2,843	$3,879	$(14)	(c)	$6,708
Accrued expenses	1,466	897	402	(i)	2,765
Structured payables	22	1,010	—		1,032
Short-term borrowings and current portion of long-term obligations	4,816	749	(17)	(j)	5,548
Other current liabilities	878	622	6	(k)	1,506
Total current liabilities	10,025	7,157	377		17,559
Long-term obligations	20,891	4,464	(225)	(l)	25,130
Deferred tax liabilities	5,467	1,459	2,119	(m)	9,045
Other non-current liabilities	3,157	529	(5)	(n)	3,681
Total liabilities	39,540	13,609	2,266		55,415
Convertible preferred stock	4,418	—	—		4,418
Stockholders' equity:
Common stock	14	6	(6)	(o)	14
Additional paid-in capital	19,783	11,120	(11,120)	(o)	19,783
Retained earnings	5,580	2,928	(2,938)	(o)	5,570
Accumulated other comprehensive (loss) income	(116)	(745)	745	(o)	(116)
Total stockholders’ equity	25,261	13,309	(13,319)		25,251
Non-controlling interest	3,921	61	197	(p)	4,179
Total equity	29,182	13,370	(13,122)		29,430
Total liabilities, convertible preferred stock, and equity	$73,140	$26,979	$(10,856)		$89,263
See accompanying notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Three Months Ended March 31, 2026
(UNAUDITED)

(in millions, except per share data)	KDP Historical for the Three Months Ended March 31, 2026 (As Reported)	Historical JDE Peet’s as Converted for the period from January 1, 2026 to March 31, 2026 (Note 2)		Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Net sales	$3,976	$2,864	$	$(21)	(a)	$6,819
Cost of sales	1,878	2,011		(24)	(b)	3,865
Gross profit	2,098	853		3		2,954
Selling, general, and administrative expenses	1,342	816		46	(c)	2,204
Income from operations	756	37		(43)		750
Interest expense, net	281	32		105	(d), (e)	418
Other expense (income), net	118	(12)		—		106
Income before provision for income taxes	357	17		(148)		226
Provision (benefit) for income taxes	87	(115)		(42)	(f), (g), (h)	(70)
Net income including non-controlling interest	270	132		(106)		296
Less: Net income attributable to non-controlling interest	—	2		62	(i)	64
Net income attributable to KDP	270	130		(168)		232

Earnings per common share (Note 6)
Basic	$0.20					$0.13
Diluted	0.20					0.13
Weighted-average common shares outstanding
Basic	1,359.2					1,359.2
Diluted	1,363.7					1,363.7
See accompanying notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Year Ended December 31, 2025
(UNAUDITED)

(in millions, except per share data)	KDP Historical for the Year Ended December 31, 2025 (As Reported)	Historical JDE Peet’s as Converted for the Year Ended December 31, 2025 (Note 2)		Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Net sales	$16,603	$11,198	$	$(85)	(a)	$27,716
Cost of sales	7,604	7,562		255	(b)	15,421
Gross profit	8,999	3,636		(340)		12,295
Selling, general, and administrative expenses	5,351	2,656		321	(c)	8,328
Impairment of intangible assets	78	2		—		80
Other operating (income) expense, net	(5)	12		—		7
Income from operations	3,575	966		(661)		3,880
Interest expense, net	754	103		454	(d), (e)	1,311
Other expense (income), net	134	(296)		—		(162)
Income before provision for income taxes	2,687	1,159		(1,115)		2,731
Provision (benefit) for income taxes	608	187		(277)	(f), (g), (h)	518
Net income including non-controlling interest	2,079	972		(838)		2,213
Less: Net income attributable to non-controlling interest	—	8		249	(i)	257
Net income attributable to KDP	2,079	964		(1,087)		1,956

Earnings per common share (Note 6)
Basic	$1.53					$1.28
Diluted	1.53					1.28
Weighted-average common shares outstanding
Basic	1,358.1					1,358.1
Diluted	1,362.8					1,362.8
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)

Note 1 – Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information and related notes give effect to adjustments reflecting the accounting for the Transactions. KDP’s financial statements were prepared in accordance with U.S. GAAP and presented in U.S. Dollars while JDE Peet’s historical financial statements were prepared in accordance with IFRS Accounting Standards and presented in euro. Details regarding the conversion of the JDE Peet’s historical financial statements from IFRS Accounting Standards to U.S. GAAP and to translate the historical financial statements from euro to U.S. Dollar are included within Note 2 — Reclassifications and Conversion Adjustments.
The unaudited pro forma condensed combined balance sheet as of March 31, 2026, and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2026, and the year ended December 31, 2025, are based on the historical financial statements of KDP and JDE Peet’s.
•The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives effect to adjustments reflecting the accounting for the Transactions assuming those adjustments were made on March 31, 2026, and combines the historical balance sheet of KDP as of March 31, 2026 with the historical balance sheet of JDE Peet’s as of March 31, 2026.
•The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2026 gives effect to adjustments reflecting the accounting for the Transactions assuming those adjustments were made on January 1, 2025 and combines KDP’s historical statement of income for the three months ended March 31, 2026 with JDE Peet’s historical income statement for the three months ended March 31, 2026.
•The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 gives effect to adjustments reflecting the accounting for the Transactions assuming those adjustments were made on January 1, 2025 and combines KDP’s historical statement of income for the year ended December 31, 2025 with JDE Peet’s historical income statement for the year ended December 31, 2025.
The historical financial information of JDE Peet’s has been reclassified to conform to KDP’s financial statement presentation, converted from IFRS Accounting Standards to U.S. GAAP, adjusted for KDP’s accounting policies where material differences exist and translated from euro to U.S. Dollar. As discussed in Note 2, certain reclassifications were made to align KDP and JDE Peet’s financial statement presentation. KDP is currently in the process of evaluating JDE Peet’s accounting policies. That evaluation may identify additional differences between the accounting policies of the Company and JDE Peet’s. Based on the information currently available, the Company has determined on a preliminary basis that no significant adjustments outside of the adjustments included in Note 2 are necessary to conform JDE Peet’s financial statements to the accounting policies used by the Company.
The JDE Peet’s Acquisition reflected in this unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with KDP as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement and based on the historical financial statements of KDP and JDE Peet’s. ASC 805 requires that the assets, liabilities and non-controlling interests in a business combination be recognized at their fair values as of the JDE Peet’s Acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed from JDE Peet’s based upon KDP management’s preliminary estimate of their fair values. The purchase consideration and related adjustments reflected in the unaudited pro forma condensed balance sheet are preliminary and subject to adjustment based on a final determination of fair value. The Company has performed a preliminary valuation of the fair value of the net assets and non-controlling interests acquired; however, the valuation has not yet been finalized. Accordingly, the purchase price allocation set forth herein is preliminary, based on estimates and assumptions available as of the date of this filing, and is subject to revision as the valuation is completed and additional information becomes available during the measurement period. There can be no assurance that the final valuation will not result in material changes to the estimated fair values of the assets acquired and liabilities assumed as presented in these unaudited pro forma condensed combined financial statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
Remaining JDE Peet’s assets and liabilities are presented at their respective historical carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. The Transaction Accounting Adjustments represent KDP management’s best estimates and are based upon currently available information and certain assumptions that KDP believes are reasonable under the circumstances and are subject to revision as additional information becomes available.
Note 2 – Reclassification and Conversion Adjustments
During the preparation of this unaudited pro forma condensed combined financial information, KDP management performed an analysis of the JDE Peet's financial information to identify differences in the JDE Peet's accounting policies applied in accordance with IFRS Accounting Standards compared to KDP’s accounting policies applied in accordance with U.S. GAAP. The historical results have been translated from euro to U.S. Dollar using the closing exchange rate of 1.1553 as of March 31, 2026, and the average exchange rate of 1.1714 for the three months ended March 31, 2026 and 1.1293 for the year ended December 31, 2025.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
Refer to the table below for a summary of reclassification adjustments made to present JDE Peet’s balance sheet as of March 31, 2026, to conform to KDP’s balance sheet for the same period:

KDP (As Reported) Presentation	Historical JDE Peet’s Presentation	Historical JDE Peet’s (Euro)	Reclassifications (Euro)	Historical Reclassified JDE Peet's (Euro)	Accounting Policy /Conversion Adjustments (Euro)	Note	Historical Reclassified and Converted JDE Peet’s Total (Euro)	Historical Reclassified JDE Peet's (USD)
Assets
Current assets:
Cash and cash equivalents				714	—	v	714	825
	Cash and cash equivalents	738	(24)
Restricted cash and restricted cash equivalents				24	—	v	24	28
	Cash and cash equivalents	—	24
Trade accounts receivable, net				775	—	ix	775	895
	Trade and other receivables	1,043	(268)
Inventories				1,914	2		1,916	2,214
	Inventories	1,914	—
Prepaid expenses and other current assets				537	35	ii, viii, ix	572	661
	Trade and other receivables	—	483
	Derivative financial instruments	90	(90)
	Income tax receivable	125	(125)
	Assets classified as held-for-sale	54	—	—	—		—	—
Total current assets		3,964	—	3,964	37		4,001	4,623
Property, plant, and equipment, net				1,865	(239)	vi, vii, viii	1,626	1,879
	Property, plant & equipment	1,808	57
Goodwill				12,511	16	iii, ix	12,527	14,472
	Goodwill and other intangible assets	16,833	(4,322)
Intangible assets, net				4,265	—	vi, ix	4,265	4,927
	Goodwill and other intangible assets	—	4,265
Other non-current assets				529	247	i, vii, viii, ix	776	897
	Other non-current assets	50	479
	Derivative financial instruments	15	(15)
	Retirement benefit asset	464	(464)
Deferred tax assets				150	7	ii	157	181
	Deferred income tax assets	150	—
Total assets		23,284	—	23,284	68		23,352	26,979

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)

KDP (As Reported) Presentation	Historical JDE Peet’s Presentation	Historical JDE Peet’s (Euro)	Reclassifications (Euro)	Historical Reclassified JDE Peet's (Euro)	Accounting Policy /Conversion Adjustments (Euro)	Note	Historical Reclassified and Converted JDE Peet’s Total (Euro)	Historical Reclassified JDE Peet's (USD)
Liabilities and equity
Current liabilities:
Accounts payable				4,268	(910)	ix, x	3,358	3,879
	Trade and other payables	5,362	(1,094)
Accrued expenses				914	(138)	ix	776	897
	Trade and other payables	—	914
Structured payables				—	874	x	874	1,010
	Trade and other payables	—	—
Short-term borrowings and current portion of long-term obligations				648	—	ix	648	749
	Borrowings	717	(69)
Other current liabilities				541	(3)	ii, ix	538	622
	Trade and other payables	—	534
	Derivative financial instruments	143	(143)
	Income tax liability	61	(61)
	Provisions	81	(81)
	Liabilities classified as held for sale	7	—
Total current liabilities		6,371	—	6,371	(177)		6,194	7,157
Long-term obligations				3,864	—	iii, ix	3,864	4,464
	Borrowings	4,061	(197)
Deferred tax liabilities				1,236	27	ii, iii, vii, viii, ix	1,263	1,459
	Deferred income tax liabilities	1,236	—
Other non-current liabilities				453	5	i, ix	458	529
	Other non-current liabilities	67	386
	Derivative financial instruments	26	(26)
	Provisions	34	(34)
	Retirement benefit liabilities	129	(129)
Total liabilities		11,924	—	11,924	(145)		11,779	13,609

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)

KDP (As Reported) Presentation	Historical JDE Peet’s Presentation	Historical JDE Peet’s (Euro)	Reclassifications (Euro)	Historical Reclassified JDE Peet's (Euro)	Accounting Policy /Conversion Adjustments (Euro)	Note	Historical Reclassified and Converted JDE Peet’s Total (Euro)	Historical Reclassified JDE Peet's (USD)
Stockholders' equity:
Common stock				5	—		5	6
	Share capital	5	—
Additional paid-in capital				9,593	33	ix	9,626	11,120
	Share premium	9,661	(68)
	Treasury stock	(82)	82
Retained earnings				2,267	267	i, ii, iii, vii, viii, x	2,534	2,928
	Retained earnings	2,267	—
Accumulated other comprehensive loss				(558)	(87)	i, ii, iii, vii	(645)	(745)
	Other reserves / (deficits)	(544)	(14)
Total stockholders' equity		11,307	—	11,307	213		11,520	13,309
Non-controlling interest				53	—		53	61
	Non-controlling interest	53	—
Total equity		11,360	—	11,360	213		11,573	13,370
Total liabilities and equity		23,284	—	23,284	68		23,352	26,979

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
Refer to the table below for a summary of reclassification adjustments made to present JDE Peet’s statement of income for the period from January 1, 2026 to March 31, 2026 to conform to KDP’s statement of income for the three months ended March 31, 2026:

KDP (As Reported) Presentation	Historical JDE Peet’s Presentation	Historical JDE Peet’s (Euro)	Reclassifications (Euro)	Historical Reclassified JDE Peet's (Euro)	Accounting Policy / Conversion Adjustment (Euro)	Note	Historical Reclassified JDE Peet’s Total (Euro)	Historical Reclassified and Converted JDE Peet's (USD)
Net sales				2,447	(2)	viii	2,445	2,864
	Revenue	2,447	—
Cost of sales				1,749	(32)	viii	1,717	2,011
	Cost of sales	1,749	—
Gross profit	Gross profit	698	—	698	30		728	853
Selling, general, and administrative expenses				711	(14)	ii, vii, ix	697	816
	Selling, general and administrative expenses	720	(9)
Impairment of intangible assets				—	—	ix	—	—
	Selling, general and administrative expenses	—	—
Other operating expense (income), net				9	(9)	ix, x	—	—
	Selling, general and administrative expenses	—	9
Income from operations	Operating profit	(22)	—	(22)	53		31	37
Interest expense, net				20	7	iii, vii, viii, ix, x	27	32
	Finance income	(27)	5
	Finance expense	37	5
Other income, net				(10)	—	i, iii, ix	(10)	(12)
	Finance income	—	(5)
	Finance expense	—	(5)
Income before provision for income taxes	Profit (loss) before income taxes	(32)	—	(32)	46		14	17
Provision for income taxes				(96)	(2)	i, ii, iii, viii, x	(98)	(115)
	Income tax expense	(96)	—
Net income	Profit for the period	64	—	64	48		112	132
Net income attributable to non-controlling interest				2	—		2	2
	Attributable to non-controlling interests	2	—	—	—		—	—
Net income attributable to KDP	Profit for the period attributed to owners of the Company	62	—	62	48		110	130
Refer to the table below for a summary of reclassification adjustments made to present JDE Peet’s statement of income for the year ended December 31, 2025, to conform to KDP’s statement of income for the same period:

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)

KDP (As Reported) Presentation	Historical JDE Peet’s Presentation	Historical JDE Peet’s (Euro)	Reclassifications (Euro)	Historical Reclassified JDE Peet's (Euro)	Accounting Policy / Conversion Adjustments (Euro)	Note	Historical Reclassified JDE Peet’s Total (Euro)	Historical Reclassified and Converted JDE Peet's (USD)
Net sales				9,921	(5)	iv, viii	9,916	11,198
	Revenue	9,921	—
Cost of sales				6,824	(128)	iv, vii, viii	6,696	7,562
	Cost of sales	6,824	—
Gross profit	Gross profit	3,097	—	3,097	123		3,220	3,636
Selling, general, and administrative expenses				2,258	94	ii, iv, vii, ix	2,352	2,656
	Selling, general and administrative expenses	2,340	(86)
	Finance expense	—	4
Impairment of intangible assets				2	—		2	2
	Selling, general and administrative expenses	—	2
Other operating expense (income), net				50	(39)	vii, ix, x	11	12
	Selling, general and administrative expenses	—	50
Income from operations	Operating profit	757	30	787	68		855	966
Interest expense, net				76	15	iii, iv, vii, viii, ix, x	91	103
	Finance income	(385)	319
	Finance expense	164	(22)
Other (income) expense, net		—	—	(265)	3	i, iii, iv, ix	(262)	(296)
	Finance income	—	(319)
	Finance expense	—	20
	Share of net (profit) / loss of associates	2	(2)
	Selling, general and administrative expenses	—	34
Income before provision for income taxes	Profit before income taxes	976	—	976	50		1,026	1,159
Provision for income taxes				173	(7)	i, ii, iii, iv, vii, viii, x	166	187
	Income tax expense	173	—
Net income	Profit for the period	803	—	803	57		860	972
Net income attributable to non-controlling interest		—	—	7	—		7	8
	Attributable to non-controlling interests	7	—	—	—		—	—
Net income attributable to KDP	Profit for the period attributed to owners of the Company	796	—	796	57		853	964

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
The historical financial statements of JDE Peet’s have been converted from IFRS Accounting Standards to U.S. GAAP. As IFRS Accounting Standards differ in certain respects from U.S. GAAP, the following adjustments have been made to align JDE Peet’s historical accounting policies under IFRS Accounting Standards to KDP’s accounting policies under U.S. GAAP for purposes of this pro forma presentation.
(i)Record the difference in pension accounting treatment from IFRS Accounting Standards to U.S. GAAP, and corresponding deferred tax adjustment. This resulted in a decrease of $96 million in accumulated other comprehensive (loss) income and an increase of $91 million in retained earnings for the period from January 1, 2026 to March 31, 2026;
(ii)Reflect the tax effects of adjustments made to conform with U.S. GAAP, including items related to intra-entity transfers of inventory, recognition of deferred taxes on non-qualifying assets, the reversal of backward tracing, outside basis differences, and uncertain tax positions;
(iii)Reflect the impact of business combination foreign exchange and fair value interest rate hedges not eligible for hedge accounting under U.S. GAAP, reclassifying amounts from other comprehensive income to the statement of income;
(iv)Reflect difference in hyperinflationary accounting from IFRS Accounting Standards to U.S. GAAP for operations in Turkey. Under U.S. GAAP, the financial statements of a foreign operation in a highly inflationary economy are remeasured as if the parent’s reporting currency were its functional currency;
(v)Reflect the reclassification of $28 million from cash and cash equivalents to restricted cash to conform JDE Peet’s presentation to KDP’s presentation;
(vi)Reclassify $66 million of computer software from intangible assets to property, plant, and equipment, net to conform JDE Peet’s presentation to KDP’s presentation;
(vii)Reclassify the operating lease amortization expense and finance charges to operating lease cost. Under U.S. GAAP, lessees distinguish between finance leases and operating leases for reporting purposes. For operating leases, the right-of-use asset and corresponding lease liability are recognized on the balance sheet, and the related lease expense is presented on a straight-line basis. This resulted in a reduction of property, plant, and equipment of $240 million and an increase in other non-current assets of $266 million;
(viii)Record the impact of accounting for leases embedded in revenue arrangements under U.S. GAAP. U.S. GAAP uses a rule-based classification model to categorize lessor leases as either operating, direct financing, or sales-type leases. The adjustment reclassifies certain leases from operating leases under IFRS Accounting Standards to sales-type leases under U.S. GAAP. The adjustment decreased property, plant, and equipment by $37 million and increased other non-current assets by $36 million;
(ix)Reflect the reclassifications of historical JDE Peet’s financial statement line items to conform to the expected financial statement line items of the combined company following the JDE Peet’s Acquisition; and
(x)Reflect the reclassification of $1,010 million of trade payables as structured payables in order to conform to KDP’s accounting policy along with the corresponding reclassification of related expenses in the statement of income.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
Note 3 – Preliminary Allocation of Consideration Transferred
Consideration Transferred
The total consideration transferred is as follows:

Consideration Transferred (In millions)	Amount
Cash payment to acquire JDE Peet’s(i)	$17,461
Settlement of preexisting relationships(ii)	(6)
Fair value of consideration related to stock-based compensation awards(iii)	97
Fair value of liability to untendered shareholders(iv)	402
Total consideration transferred	$17,954
(i)Represents cash paid by KDP to acquire 97.75% of the issued and outstanding ordinary shares of JDE Peet’s, excluding treasury shares of JDE Peet’s, for €31.85 per share, equivalent to $36.80 per share based on the March 31, 2026 closing exchange rate, without interest.
(ii)Represents the carrying value amount of preexisting balances between the parties, which are deemed to approximate fair value.
(iii)All unvested employee equity awards granted prior to the signing of the Merger Protocol under JDE Peet’s employee incentive plans were accelerated and vested on or prior to the closing of the JDE Peet’s Acquisition in accordance with the “Employee Equity Incentives” provision of the Merger Protocol. The portion of fair value of the accelerated grants that relates to pre-combination service is included in consideration transferred and the portion of the fair value of the awards attributable to post-combination service that was accelerated is reflected as day one post-combination expense.
Between September 2025 and March 2026, JDE Peet’s granted a total of 879,750 conditional rights to shares in the form of restricted stock units (“RSUs”) and performance stock units (“PSUs”) (collectively, the “Roll-over Grants”). Pursuant to the Merger Protocol, the Roll-over Grants were replaced by KDP RSUs with the same vesting period as the original awards in accordance with applicable “roll-over” provisions in the relevant JDE Peet’s employee incentive plans. A portion of the fair value of the Roll-over Grants represents consideration transferred, while the remaining portion represents post-combination compensation expense which is recognized over the vesting period of the replacement awards.
(iv)Represents estimated deferred consideration expected to be paid by KDP to acquire the remaining 2.25% of outstanding ordinary shares of JDE Peet’s not acquired at the close of the Post-Closing Acceptance Period, April 13, 2026. The estimated deferred consideration has been recorded as a liability in the unaudited pro forma condensed combined balance sheet, as the remaining shares are expected to be acquired through statutory buy-out proceedings, which grant KDP the legal right to compel the remaining shareholders to sell their existing shares.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
Preliminary Allocation of Consideration Transferred
The consideration transferred, as shown in the table above, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their preliminary estimated fair values. As mentioned above in Note 1, KDP has completed a preliminary valuation of the fair value of the net assets and non-controlling interests acquired; however, the valuation has not yet been finalized. For the preliminary estimate of the fair value of certain intangible assets, inventory, Property, plant, and equipment, debt, pensions, and non controlling interest, KDP engaged a third-party valuation specialist who performed a valuation in accordance with ASC 805. The preliminary estimate of values for the identified intangible assets were based primarily upon income-based approaches. Work-in-process and finished goods inventory using a net realizable value approach and raw materials were carried at net book value. The Company’s preliminary values for Property, plant, and equipment were primarily based on a cost-based approach, including estimates of replacement cost less depreciation for buildings, site improvements, machinery and equipment, leasehold improvements and other personal property. Land was separately valued under the market approach, and buildings and site improvements were valued using a direct cost approach. The Company preliminarily valued the assumed debt based on traded prices where recent trade information was available and, for other debt instruments, using discounted cash flow analyses based on contractual cash flows and yield curves, adjusted for the Company-specific credit spread implied by publicly available information. The Company performed a preliminary estimate on certain portions of the non controlling interests with the remainder included at net book value. For the preliminary estimate of the fair value of the assumed defined benefit pension obligations, KDP engaged a third-party actuary who performed an actuarial valuation in accordance with ASC 715, based on plan-specific demographic and financial assumptions, including discount rates derived from market yield curves as of March 31, 2026, rates of compensation increase, expected returns on plan assets and mortality assumptions. The related pension assets valuation was provided by actuaries for all plans. Accordingly, the allocation of consideration transferred and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value as additional information becomes available during the measurement period.
The following table provides a summary of the preliminary allocation of consideration transferred by major categories of assets acquired and liabilities assumed based on KDP management’s preliminary estimate:

Allocation of Consideration Transferred (In millions)	Amount
Consideration transferred	$17,954
Assets acquired:
Cash and cash equivalents	$825
Restricted cash and restricted cash equivalents	28
Trade accounts receivable	885
Inventories	2,575
Prepaid expenses and other current assets	661
Property, plant, and equipment	3,120
Intangible assets	14,760
Other non-current assets	910
Deferred tax assets	181
Liabilities assumed:
Accounts payable	$3,875
Accrued expenses	897
Structured payables	1,010
Short-term borrowings and current portion of long-term obligations	732
Other current liabilities	628
Long-term obligations	4,239
Deferred tax liabilities	3,578
Other non-current liabilities	524
Net assets acquired	8,462
Non-controlling interest	(258)
Goodwill	$9,750

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
The preliminary allocation of consideration transferred above reflects a preliminary estimated Goodwill of $10 billion. Goodwill represents the excess of the consideration transferred over the preliminary estimated fair values of recorded tangible and intangible assets acquired and liabilities assumed. The actual amount of Goodwill to be recorded in connection with the JDE Peet’s Acquisition is subject to change once the valuation of the fair value of tangible and intangible assets acquired and liabilities assumed has been completed.
Preliminary identifiable Intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

Description (In millions)	Preliminary Fair Value	Estimated Useful Life
Brands – indefinite	$9,790	Indefinite
Brands – definite	3,050	15
Customer and distributor relationships	1,520	18
Acquired technology	400	9
Total Intangible assets	$14,760
The estimated fair values and useful lives of identifiable Intangible assets are preliminary. Primary acquired brands were valued using the multi-period excess earnings method, and certain secondary brands were valued using a relief-from-royalty method. Customer relationships were valued using the distributor method, a variation of the income approach. Acquired technology was valued using a combination of the cost approach and income approach. The preliminary useful lives applied to the intangible assets were primarily based upon the time period over which cash flows were achieved. The amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization, may differ materially from this preliminary allocation. Any change in the valuation of Intangible assets could cause a corresponding increase or decrease in the balance of Goodwill. A hypothetical 10% change in the valuation of the definite-lived Intangible assets would result in a corresponding increase or decrease in the amortization expense of approximately $17 million for the three months ended March 31, 2026 and $68 million for the year ended December 31, 2025, assuming a weighted average useful life of 15 years.
Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
(a)The adjustment to Cash and cash equivalents was due to the estimated payment of remaining transaction costs.
(b)The adjustment to Restricted cash and cash equivalents was due to the payment of the purchase consideration to acquire JDE Peet’s. As of March 31, 2026, the Company’s Restricted cash and restricted cash equivalents included approximately $17.8 billion of legally segregated cash to be utilized for the completion of the JDE Peet’s Acquisition.
(c)Elimination of Trade accounts receivable, net and Accounts payable balances between KDP and JDE Peet’s that are eliminated as part of the JDE Peet’s Acquisition. The transactions are assumed to be at-market for purposes of the unaudited pro forma condensed combined financial information.
(d)The following table reflects the purchase accounting adjustment for Inventories based on the acquisition method of accounting. The preliminary fair value was determined based on the comparative sales method for finished goods and work-in-process inventory:

Description (In millions)	Amount
Preliminary fair value of Inventories acquired	$2,575
Elimination of JDE Peet’s historical carrying value of Inventories	(2,214)
Pro Forma net adjustment to Inventories	$361

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
(e)The following table reflects the accounting adjustment for Property Plant & Equipment acquired based on the acquisition method of accounting as discussed in Note 3:

Description (In millions)	Amount
Preliminary fair value of JDE Peet’s Property, plant, and equipment acquired	$3,016
Elimination of JDE Peet’s historical carrying value of Property, plant, and equipment, net of computer software costs and right-of-use asset	(1,776)
Adjustment to align right-of-use asset with corresponding lease liability	1
Pro forma net adjustment to Property, plant, and equipment, net	$1,241
(f)The following table reflects the elimination of JDE Peet’s historical Goodwill and the recognition of the preliminary Goodwill for estimated acquisition consideration in excess of the fair value of the net assets acquired as discussed in Note 3:

Description (In millions)	Amount
Goodwill per preliminary purchase price allocation	$9,750
Elimination of JDE Peet’s historical Goodwill	(14,472)
Pro forma net adjustment to Goodwill	$(4,722)
(g)The following table reflects the purchase accounting adjustment of $10 billion for estimated Intangible assets acquired based on the acquisition method of accounting as discussed in Note 3:

Description (In millions)	Amount
Preliminary fair value of JDE Peet’s Intangible assets acquired	$14,760
Elimination of JDE Peet’s historical carrying value of Intangible assets	(4,927)
Pro forma net adjustment to Intangible assets, net	$9,833
(h)The following table reflects the accounting adjustment for other non-current assets:

Description (In millions)	Amount
Preliminary fair value of JDE Peet’s pension assets acquired	$538
Elimination of JDE Peet’s historical carrying value of pension assets	(533)
Adjustment to align right-of-use asset with corresponding lease liability	8
Pro forma net adjustment to Other non-current assets	$13
(i)Represents the fair value adjustment attributable to the remaining 2.25% of shares that were not tendered by shareholders.
(j)The following table reflects the purchase accounting adjustment for JDE Peet’s historical Short-term borrowings and current portion of long-term obligations assumed based on the acquisition method of accounting. The preliminary fair value was determined using discounted cash flow methodology and trade prices where applicable:

Description (In millions)	Amount
Preliminary fair value of assumed Short-term borrowings and current portion of long-term obligations	$732
Elimination of JDE Peet’s historical current portion of obligations	(749)
Pro forma net adjustment to Short-term borrowings and current portion of long-term obligations	$(17)
(k)Represents the adjustment to align right-of-use asset with corresponding lease liability.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
(l)The following table reflects the purchase accounting adjustment for JDE Peet’s historical Long-term obligations assumed based on the acquisition method of accounting. The preliminary fair value was determined using discounted cash flow methodology and trade prices where applicable:

Description (In millions)	Amount
Preliminary fair value of assumed Long-term obligations	$4,239
Elimination of JDE Peet’s historical Long-term obligations	(4,464)
Pro forma net adjustment to Long-term obligations	$(225)
(m)Reflects a deferred income tax liability (see Note 3) resulting from the preliminary purchase price allocation including fair value adjustments and changes to historical tax positions as a result of the JDE Peet’s acquisition. Tax pro forma adjustments are calculated based on applying estimated blended statutory tax rates to preliminary purchase price allocation adjustments by region. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to the completion of the JDE Peet’s Acquisition. This estimate of the deferred income tax liability (see Note 3) is preliminary and is subject to change based upon KDP’s final determination of the fair values by jurisdiction.
(n)The following table reflects the accounting adjustment for other non-current liabilities:

Description (In millions)	Amount
Preliminary fair value of JDE Peet’s pension liabilities and Jubilee Plans acquired	$141
Elimination of JDE Peet’s historical carrying value of pension liabilities and Jubilee Plans	(151)
Adjustment to align right-of-use asset with corresponding lease liability	(2)
Adjustment to record the deferred tax liability as a result of the Transactions	7
Pro forma net adjustment to Other non-current liabilities	$(5)
(o)Represents the elimination of JDE Peet’s historical equity balances in conjunction with the JDE Peet’s Acquisition. The retained earnings elimination does not equal the JDE Peet’s retained earnings balance due to the estimated payment of remaining transaction costs included in the elimination.
(p)Represents the fair value adjustment for JDE Peet’s Non-controlling interest.
Note 5 – Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income
(a)Elimination of Net sales between KDP and JDE Peet’s as part of the JDE Peet’s Acquisition. The transactions are assumed to be at-market.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
(b)Reflects the adjustments to Cost of sales related to (i) preliminary fair value step-up adjustment to inventory, which is reflected in Cost of sales during the year as the related inventory is expected to be sold within twelve months following the closing of the JDE Peet’s Acquisition, (ii) the removal of JDE Peet’s historical amortization and depreciation expense recorded within Cost of sales during the period, (iii) the addition of depreciation expense recorded within Cost of sales from acquired Property, plant, and equipment and (iv) elimination of Cost of sales between KDP and JDE Peet’s that are eliminated as part of the JDE Peet’s Acquisition (the transactions are assumed to be at-market).

Description (In millions)	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Preliminary fair value adjustment of Inventory	$—	$361
Removal of historical amortization expense related to Intangible assets	(1)	(12)
Removal of historical depreciation expense related to Property, plant, and equipment	(44)	(178)
Depreciation expense for acquired Property, plant, and equipment	41	165
Elimination of transactions between KDP and JDE Peet’s	(20)	(81)
Net pro forma transaction accounting adjustment to Cost of sales	$(24)	$255
(c)Reflects the adjustments to Selling, general, and administrative expenses (“SG&A”), (i) including the removal of JDE Peet’s portion of historical amortization and depreciation expense recorded in SG&A, (ii) the addition of amortization expense related to definite-lived brands, customer and distributor relationships, and acquired technology recorded within SG&A, (iii) the addition of depreciation expense related to Property, plant, and equipment, (iv) recognition of expenses for estimated transaction costs and (v) recognition of post combination stock-based compensation expense. KDP is still in the process of evaluating the fair value of the definite-lived intangible assets. Any resulting change in the fair value would have a direct impact on amortization expense. The amortization of definite-lived intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available.

Description (In millions)	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Removal of historical amortization expense related to Intangibles	$(30)	$(116)
Removal of historical depreciation expense related to Property, plant, and equipment	(16)	(72)
Amortization expense for acquired Definite-lived brands	40	160
Amortization expense for acquired Customer and distributor relationships	21	85
Amortization expense for Acquired technology	12	48
Depreciation expense for acquired Property, plant, and equipment	17	67
Estimated transaction costs	—	10
Post combination stock-based compensation expense	2	139
Net pro forma transaction accounting adjustment to SG&A	$46	$321
(d)Reflects the adjustment to Interest expense, net related to the preliminary fair value adjustment to JDE Peet’s historical debt.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
(e)Reflects the Interest expense and amortization of issuance costs related to the Debt Financing Transactions in connection with the JDE Peet’s Acquisition:

Description (In millions)	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Delayed Draw Term Loan interest expense	$22	$118
USD Notes and Euro Notes interest expense
2029 Notes	7	26
2031 Notes	8	30
2036 Notes	9	40
2056 Notes	11	46
Total USD Notes interest expense	35	142
2028 Notes	6	24
2030 Notes	9	35
2032 Notes	9	38
2035 Notes	10	43
Total Euro Notes interest expense	34	140
Amortization of debt issuance costs for the USD Notes and Euro Notes	2	7
Pro forma net debt financing adjustment to Interest expense, net	$93	$407
(f)To record the income tax impact of the pro forma transaction accounting adjustments, excluding non-deductible transaction costs and non-deductible stock compensation, utilizing the blended statutory income tax rates, based on regional pre-tax data provided, of approximately 25% for the three months ended March 31, 2026, and the year ended December 31, 2025. Deductibility of estimated transaction costs was analyzed under US income tax law. Transaction costs deemed facilitative are non-deductible for US federal income tax purposes. Stock compensation is non-deductible under Netherlands local tax law and therefore, no tax benefit has been recorded as a pro forma income tax adjustment. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the JDE Peet’s Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.
(g)Represents the estimated tax impact of income allocated from a taxable entity to a non-taxable entity related to non-controlling interest within the Pod Manufacturing JV, which is not subject to federal income tax.
(h)Represents certain nonrecurring tax expenses related to implementing the Pod Manufacturing JV investment structure, including withholding taxes and the recognition of a valuation allowance on specific deferred tax assets.
(i)The JV Investor Partner will be entitled to 49% of the Pod Manufacturing JV’s distributions until it achieves a target internal rate of return equal to 6.375% in each of the first five years, which is assumed to be met based on the income of the Pod Manufacturing JV for the periods presented; the JV Investor Partner will receive 49% of distributions in years thereafter which are classified as non-controlling interest on the unaudited pro forma condensed combined statement of income.
Note 6 – Earnings Per Share (“EPS”)
Based on the Equity Financing Transactions, basic EPS reflects net income attributable to common stockholders after deducting preferred dividends related to the Convertible Preferred Stock. The Preferred Investors are entitled to participate in dividends declared or paid on the common stock on an as-converted basis (provided that any such dividends on the common stock on an as-converted basis received by Preferred Investors will reduce, on a dollar-for-dollar basis, the preferred dividends such Preferred Investors are entitled to otherwise receive), and therefore net income attributable to common stockholders is computed under the two-class method in periods when participation on an as-converted basis exceeds the preferred dividends related to the Convertible Preferred Stock.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
The following tables calculate the unaudited pro forma basic and diluted earnings per share, which reflects KDP’s historical EPS adjusted to reflect the impacts to EPS due to the Preferred Investment:

	Three Months Ended March 31, 2026
Description (In millions, except per share data)	KDP Historical (As Reported)	Pro Forma KDP
Numerator:
Pro forma net income attributable to common stockholders	$270	$232
Less: Dividends allocated to Preferred Investors(i)	—	(53)
Adjusted pro forma net income attributable to common stockholders – basic	270	179

Denominator – basic:
Pro forma weighted average shares – basic	1,359.2	1,359.2
Pro forma net income per share – basic	$0.20	$0.13

Denominator – diluted:
Pro forma weighted average shares – diluted	1,363.7	1,363.7
Pro forma net income per share – diluted	$0.20	$0.13
(i)Equal to income attributed to participating securities (Convertible Preferred Stock) calculated based on the greater of the preferred dividend rate of 4.75% in effect or participation on an as-converted basis. For purposes of this presentation, the preferred dividend rate was determined to be greater for the three months ended March 31, 2026.

	Year Ended December 31, 2025
Description (In millions, except per share data)	KDP Historical (As Reported)	Pro Forma KDP
Numerator:
Pro forma net income attributable to common stockholders	$2,079	$1,956
Less: Dividends allocated to Preferred Investors(i)	—	(214)
Adjusted pro forma net income attributable to common stockholders – basic	2,079	1,742

Denominator – basic:
Pro forma weighted average shares – basic	1,358.1	1,358.1
Pro forma net income per share – basic	$1.53	$1.28

Denominator – diluted:
Pro forma weighted average shares – diluted	1,362.8	1,362.8
Pro forma net income per share – diluted	$1.53	$1.28
(i)Equal to income attributed to participating securities (Convertible Preferred Stock) calculated based on the greater of the preferred dividend rate of 4.75% in effect or participation on an as-converted basis. For purposes of this presentation, the preferred dividend rate was determined to be greater for the year ended December 31, 2025.